EXHIBIT 10.21

CIENA CORPORATION
EXECUTIVE INCENTIVE AGREEMENT

         This EXECUTIVE INCENTIVE AGREEMENT (the "Agreement"), dated as of August 18, 1999, by and between CIENA CORPORATION, a Delaware corporation with its principal address at 1201 Winterson Road, Linthicum, Maryland 21090 (together with its subsidiaries, the "Corporation") and GARY B. SMITH (the "Executive" and with the Corporation the "Parties").

    WITNESSETH

    The Executive is serving as the CHIEF OPERATING OFFICER of the Corporation and possesses an intimate knowledge of the business and affairs of the Corporation. The Corporation and the Board of Directors for the Corporation (the "Board") recognize the Executive's contribution to its growth and success and desires to enter into this Agreement with the Executive in order to assure to the Corporation the continuing benefits of the Executive's expertise and knowledge. The Executive, in turn, desires an assurance of an agreed upon bonus by the Corporation payable at the end of the period set forth herein.

    ACCORDINGLY, in consideration of the mutual covenants and representations contained herein and the mutual benefits derived here from, the Parties hereto agree as follows:

         1. Certain Definitions. In addition to those terms defined herein, when used herein, the following Capitalized terms shall have the meanings indicated:

    1.1. "Bonus Payment Date" shall mean the earlier of (a) a Triggering Event or (b) August 18, 2002.

    1.2. "Cause" means (a) the Executive's willful or continued failure substantially to perform the duties of the Executive's position (other than as a result of Disability or as a result of termination by the Executive for Good Reason) or to comply with the provisions of this Agreement after written notice to the Executive by the Board specifying such failure, provided that such "cause" shall have been found by a majority vote of the Board after at least 10 days' written notice to the Executive specifying the failure on the part of the Executive and after an opportunity for the Executive to be heard at a meeting of the Board; (b) any willful act or omission by the Executive constituting dishonesty, fraud or other malfeasance, or any act or omission by the Executive constituting immoral conduct, which in any such case is injurious to the financial condition or business reputation of the Corporation or any of its affiliates; (c) the Executive's indictment for a felony under the laws of the United States or any state thereof or any other jurisdiction in which the Corporation conducts business, (d) the Executive's willful violation of the terms of any confidentiality or proprietary information agreement or other obligation between the Executive and the Corporation, or (e) Executive has accepted employment with an entity other than the Corporation. For purposes of this definition, no act or failure to act shall be deemed "willful" unless effected by the Executive not in good faith and without a reasonable belief that such action or failure to act was in or not opposed to the Corporation's best interests.

         1.3. "Disability" means either (a) "total disability" as defined for purposes of the Corporation's long-term disability benefit plan; or (b) the Executive's inability, as a result of physical or mental incapacity, to perform the Executive's duties for a period of six (6) consecutive months or for an aggregate of six (6) months in any twelve (12) consecutive month period.

         1.4. "Effective Date" means the date this Agreement is executed by the Parties hereto.

         1.5. "Good Reason" means (a) material diminution in the Executive's title, position, duties or responsibilities, or the assignment to the Executive of duties that are inconsistent, in a material respect, with the scope of duties and responsibilities associated with the Executive's position immediately prior to the Effective Date; or (b) reduction in base salary or incentive compensation opportunity, or a reduction in level of participation in long term incentive, benefit and other plans for senior executives as in effect immediately preceding the Effective Date, or their equivalents. For purposes of this Section, an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Corporation promptly after receipt of notice thereof given by the Executive shall be excluded.

         1.6. "Incentive Bonus" shall mean Three Million U.S. Dollars ($3,000,000).

         1.7. "Pro-Rata Bonus" and "Pro-Rata Portion" shall have the meanings set forth in Section 3(b) below.

         1.8. "Triggering Event" shall mean the occurrence of a Transfer of Control, and subsequent termination of Executive's employment with the Corporation either without Cause by the Corporation, or for Good Reason by the Executive. For purposes of this Section, Executive's employment with the Corporation will be deemed to have terminated on the earlier of the date the Executive's employment with the Corporation ceases or the date that written notice of any such termination is received by the Executive or by the Corporation, as the case may be, even though the parties may agree in connection therewith that the Executive's employment with the Corporation will continue for a specified period thereafter. The failure by the Executive or the Corporation to set forth in any such notice sufficient facts or circumstances showing Good Reason or Cause, as the case may be, shall not waive any right of the Executive or the Corporation or preclude either party from asserting such facts or circumstances in the enforcement of any such right

         1.9. "Transfer of Control" shall be deemed to have taken place on the earliest of the date of (a) the direct or indirect sale or exchange by the stockholders of the Corporation of all or substantially all of the stock of the Corporation where the stockholders of the Corporation before such sale or exchange do not retain, directly or indirectly, at least a majority of the beneficial interest in the voting stock of the surviving, continuing, successor, or purchasing corporation or parent corporation thereof, as the case may be (the "Acquiring Corporation") after such sale or exchange; (b) a merger or consolidation where the stockholders of the Corporation before such merger or consolidation do not retain, directly or indirectly, at least a majority of the beneficial interest in the voting stock of the Acquiring Corporation after such merger or consolidation; (c) the sale, exchange, or transfer of all or substantially all of the assets of the Corporation (other than a sale, exchange, or transfer to one or more subsidiary corporations of the Corporation); (d) a liquidation or dissolution of the Corporation; or (e) any other event that the Board, in its sole discretion, shall determine constitutes a Transfer of Control In each case the determination of whether or not a "Transfer of Control" is deemed to have taken place shall be made without regard to whether such events or occurrences constituting the Transfer of Control were hostile or against the position of the Board, or were approved or concurred in by the Board.

         2. Payment of Incentive Bonus. CIENA promptly shall pay Executive the Incentive Bonus on the Bonus Payment Date. The Executive shall be entitled to receive the prime rate of interest published from time to time by The Wall Street Journal on any payment under this Agreement that is more than thirty
(30) days overdue.

         3. Revocation of the Incentive Bonus. The obligation of the Corporation to pay Executive the Incentive Bonus under this Agreement shall be considered revoked, and Executive's rights in relation thereto forfeited, to the extent provided below.

         (a) Termination of Employment for Cause, or by Executive's Voluntary Action. If prior to the Bonus Payment Date, Executive is terminated for Cause, or Executive voluntarily ceases to be an employee of the Corporation for any reason except death, Disability or Good Reason, the obligation of the Corporation to pay the Incentive Bonus under this Agreement shall be considered revoked. For purposes of this Section, Executive's employment with the Corporation will be deemed to have terminated on the earlier of the date the Executive's employment with the Corporation ceases or the date that written notice of any such termination is received by the Executive or by the Corporation, as the case may be, even though the parties may agree in connection therewith that the Executive's employment with the Corporation will continue for a specified period thereafter

         (b) Other Termination of Executive's Employment. If prior to the Bonus Payment Date (a) Executive's employment with the Corporation is terminated by the Executive for Good Reason or as a result of Executive's death or Disability, or (b) Executive's employment with the Corporation is terminated by the Corporation for any reason other than for Cause, Executive (or Executive's legal representative) shall be entitled to a pro-rata portion of the Incentive Bonus, such portion to be calculated as set forth below (the "Pro-Rata Bonus"), and the balance of the Incentive Bonus shall be considered revoked on the date Executive's employment was terminated.

         For purposes of this Section 3(b), the Pro-Rata Bonus shall equal the product of (x) the Incentive Bonus and (y) the Pro-Rata Portion. The "Pro-Rata Portion" shall be calculated according to the following schedule:

                                                                                            Pro-Rata Portion
                           Prior to August 18, 2000                                              0

                           On August 18, 2000, provided Executive is continuously                25%
                           employed by the Corporation from the Effective Date

                           Plus
                           ----
                           For each full month of Executive's continuous                         3.125%
                           employment by the Corporation from and after August
                           18, 2000

                           In no event shall the Pro-Rata Bonus exceed 100% of the Incentive Bonus.

         (c) Leave of Absence. For purposes hereof, Executive's employment with the Corporation shall not be deemed to terminate if Executive takes any sick leave, or other bona fide leave of absence approved by the Corporation of ninety (90) days or less. In the event of a leave in excess of ninety (90) days, Executive's employment shall be deemed to terminate on the ninety-first
(91st) day of the leave unless Executive's right to reemployment with the Corporation remains guaranteed by statute or contract. Notwithstanding the foregoing, unless otherwise designated by the Corporation (or required by law) a leave of absence shall not be treated as employment for purposes of determining the Pro-Rata Bonus under Section 3(b).

         4. Termination of Agreement. This Agreement shall automatically be deemed to have terminated on the earlier of: (a) the revocation of the Corporation's obligations pursuant to Section 3(a) above, (b) the payment of the Pro-Rata Bonus pursuant to Section 3(b) above, or (c) the payment in full of the Incentive Bonus to Executive pursuant to Section 2. Upon the termination of this Agreement, all rights and obligations of the Corporation hereunder immediately shall terminate.

         5. Miscellaneous/ General.

         5.1. Successors. All rights under this Agreement are personal to the Executive and, without the prior written consent of the Corporation, shall not be assignable by the Executive. This Agreement shall inure to the benefit of or be enforceable in the event of the Executive's death or disability by the Executive's legal representative as expressly provided in this Agreement. This Agreement shall inure to the benefit of and be binding upon the Corporation and its successors and assigns. The Corporation will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business of the Corporation to assume expressly and agree to perform this Agreement in the same manner and to the extent that the Corporation would be required to perform it if no such event resulting in a successor had taken place. As used in this Agreement, "Corporation" shall mean the Corporation and any successor to its business and/or assets as aforesaid which assumes and agrees, or is otherwise obligated, to perform this Agreement by operation of law, or otherwise.

         5.2 No Effect on Other Agreements; Inconsistent Provisions. This Agreement shall be in addition to, and have no effect on, the provisions of any other agreements, including without limitation indemnification agreements and proprietary inventions/confidentiality agreements that may exist between the Corporation and the Executive. Notwithstanding the foregoing, to the extent that the terms and conditions of this Agreement are inconsistent with those found in any other agreement or plan to which the Corporation and the Executive are each a party, the terms and conditions of this Agreement shall be controlling.

         5.3. Controlling Law. This Agreement shall in all respects be governed by, and construed in accordance with, the laws of the State of Delaware (without regard to the principles of conflicts of laws).

         5.4. Arbitration. DISPUTES REGARDING THE EXECUTIVE'S EMPLOYMENT WITH THE CORPORATION, INCLUDING, WITHOUT LIMITATION, ANY DISPUTE HEREUNDER, WHICH CANNOT BE RESOLVED BY NEGOTIATIONS BETWEEN THE CORPORATION AND THE EXECUTIVE SHALL BESUBMITTED TO, AND SOLELY DETERMINED BY, FINAL AND BINDING ARBITRATION CONDUCTEDBY JAMS/ENDISPUTE, INC. OR ANY SUCCESSOR THERETO, IN ACCORDANCE WITH JAMS/ENDISPUTE, INC.'S ARBITRATION RULES APPLICABLE TO EMPLOYMENT DISPUTES, AND THE PARTIES AGREE TO BE BOUND BY THE FINAL AWARD OF THE ARBITRATOR IN ANY SUCH PROCEEDING. THE ARBITRATOR SHALL APPLY THE LAWS OF THE STATE OF DELAWARE WITH RESPECT TO THE INTERPRETATION OR ENFORCEMENT OF ANY MATTER RELATING TO THIS AGREEMENT. ARBITRATION MAY BE HELD IN BALTIMORE, MARYLAND OR SUCH OTHER PLACE AS THE PARTIES HERETO MAY MUTUALLY AGREE, AND SHALL BE CONDUCTED SOLELY BY A FORMER JUDGE. JUDGMENT UPON THE AWARD BY THE ARBITRATOR MAY BE ENTERED IN ANY COURT HAVING JURISDICTION THEREOF. THE PREVAILING PARTY IN THE ARBITRATION, AS DETERMINED BY THE ARBITRATOR, SHALL BE ENTITLED TO REIMBURSEMENT OF HIS REASONABLE ATTORNEY'S FEES AND DISBURSEMENTS INCURRED IN SUCH PROCEEDINGS BY THE NON-PREVAILING PARTY.

         5.5. Severability. Any provision in this Agreement which is prohibited or unenforceable shall be ineffective only to the extent of such prohibition or unenforceability without invalidating or affecting the remaining provisions hereof.

         5.6. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

         5.7. Integrated Agreement. This Agreement constitutes the entire understanding and agreement of Executive and the Corporation with respect to the subject matter contained herein, and there are no agreements, understandings, restrictions, representations, or warranties among Executive and the Corporation other than those as set forth or provided for herein.

         5.8. Tax Advice. Executive represents and warrants that he has consulted with a tax advisor of his own choosing in connection with understanding and planning for any and all federal or state income or capital gains taxes associated with this Agreement, and that he has not received and is not expecting or relying on the Corporation for such advice.

         IN WITNESS WHEREOF, the Parties have executed and delivered this Agreement on the date first above written.

CIENA CORPORATION                           EXECUTIVE

By: ___________________                     By: ________________
Name: Patrick H. Nettles                    Name: Gary B. Smith
Title: Chief Executive Officer